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                                  Exhibit 10.11

                            REMINGTON ARMS CO., INC.
                             Profit Based Bonus Plan


An incentive bonus, based on the profits of Remington Arms Co., Inc., may be declared at the discretion of the Remington Compensation Committee. The following outlines the purpose, administration, and features of the Profit Based Bonus Plan.


PURPOSE

The purpose of the Remington Profit Based Bonus Plan is to create a financial incentive for the Corporate Office and Research and Development Division salaried employees who are not participants of the Management Incentive Compensation Plan.

The Profit Based Bonus Plan aims to:
--       Increase efficiency
--       Stimulate company growth; and
-- Improve the company's ability to attract, motivate and retain competent employees.


ADMINISTRATION

The Plan will be administered by the Human Resources Department. The Plan may be amended, modified or terminated by the Compensation Committee at any time, in whole or in part, and, at the discretion of the Committee, may be renewed annually.

ELIGIBILITY

-- Employees must be on the active payroll at the time a bonus is paid. If an employee is hired after Jan.1 and before Sept. 30, the bonus will be pro-rated, based on the end of the month in which he/she is hired.
-- Payments will be based on the employee's base salary as of Dec. 31st, and the bonus, if declared, is paid during the first quarter of the year.
-- Only full-time employees are eligible for the bonus. Temporary, seasonal, co-op or part-time employees are not eligible.
-- Eligibility for participation in the Plan shall be established independently each year.
-- An employee must be performing at or above "meets expectations", determined by their supervisor, to be eligible to receive an incentive payment.


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PLAN FEATURES

-- As determined by the Compensation Committee, all of the bonus payment will be calculated based on the Total Company's performance against the earnings before interest and taxes (EBIT) target or based on an individual Business Unit performance against the individual Business Unit EBIT target.
-- Bonus Pay-Out target will be set at 3.5% and can range from 80% to 125% of target or 2.8% to 4.375%. There is no minimum or guaranteed bonus payment.
-- Payment to participants shall be made as soon as practicable after the close of each fiscal year for which the Plan is in effect.
-- Applicability of bonus earnings for retirement purposes will be in accordance with the provisions of the Company Pension Plan.

COMPANY PREROGATIVES

Neither the establishment of the Plan hereby created nor any modification(s) thereof, nor the payment of any benefits hereunder, shall be construed as giving to any participant, or any other person, any legal or equitable rights against the Company, its affiliated or associated companies, or the Officers or Directors thereof. Establishment of this Plan does not give any employee of the Company or its affiliated or associated companies, any right to be participants in the Plan, nor does it give any participant in the Plan any right to be retained as an employee of the Company, or its affiliated or associated companies, and all participants shall be subject to separation and/or discharge to the same extent as if this Plan had never been established.

Any action taken or decision made by the Company, its affiliated and associated companies, or their respective Board of Directors, arising out of or in connection with the construction, administration, interpretation or effect of the Plan, shall lie within their absolute discretion and be conclusive and binding upon all participants.